Lumos Pharma Announces Departure of Chief Medical Officer

AUSTIN, TX, June 28, 2023 – Lumos Pharma, Inc. (NASDAQ:LUMO), a biopharmaceutical company advancing an oral therapeutic candidate for idiopathic Pediatric Growth Hormone Deficiency (iPGHD) through Phase 2 clinical trials, announced today that Chief Medical Officer (CMO) Dr. David B. Karpf is departing the company to pursue other opportunities, effective June 29th. Dr. Pisit “Duke” Pitukcheewanont, Lumos Pharma’s Senior Vice President, Global Clinical Development and Medical Affairs, along with other members of our clinical team, will oversee all clinical activities and related functions until a CMO search is complete.

“We thank David for his many contributions to Lumos Pharma and know he will continue to advance the field of endocrinology in his work with Stanford University,” said Rick Hawkins, Chairman and Chief Executive Officer of Lumos Pharma. “Dr. Duke Pitukcheewanont, a pediatric endocrinologist with over 25 years’ experience and President of the Human Growth Foundation for 12 years, has been instrumental in the recruitment and conduct of our ongoing clinical trials. We are confident that Dr. Pitukcheewanont, along with our experienced clinical team, will continue to advance our programs effectively while we conduct a search for a permanent CMO replacement to execute the rollout of our planned Phase 3 development program.”

About Pediatric Growth Hormone Deficiency and LUM-201

Pediatric Growth Hormone (GH) Deficiency is the consequence of inadequate secretion of growth hormone from the pituitary gland in children resulting in low GH in the body, insufficient production of downstream signaling molecules required for growth, and the subsequent lack of growth. LUM-201, also known as ibutamoren, is an orally administered investigational small molecule that promotes the secretion of GH from the pituitary gland and represents an opportunity for appropriately selected patients to avoid the daily or weekly injections involved with current or forthcoming therapies. LUM-201 has been observed to increase the amplitude of endogenous pulsatile GH secretion, which mimics the natural pattern of GH secretion.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in several Phase 2 clinical trials for the treatment of idiopathic Pediatric Growth Hormone Deficiency (iPGHD): the dose-finding OraGrowtH210 Trial; the PK/PD mechanistic OraGrowtH212 Trial; and a switch trial, the OraGrowtH213 Trial. If approved by the FDA, LUM-201 would provide an orally administered alternative to recombinant growth hormone injections that PGHD subjects otherwise endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com